Issuer Free Writing Prospectus dated June 27, 2025

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated June 26, 2025

Registration No. 333-287306

IƛǋۯIǻϤ˾ǻ̅ ÅŷŁۯƀ̖ǻɕͧʞ̖ϖۯŷ͔ɦͧɦ̅͸ǻ͸ʱ̖̅ ŷ͔̖̖͋ͧɦɕۯƛʱɊ˗ɦ͔ןۯIƛǋ ĊΑ̅ɦۯԽԻԽՁ Issuer Free Writing Prospectus dated June 27, 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated June 26, 2025 Registration No. 333 - 287306

Free Writing Prospectus Statement 2 This presentation highlights basic information about CTW Cayman (“we”, “us”, “our”, or “the Company") and the offering to which this communication relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our Class A ordinary shares . This free writing prospectus relates to the proposed initial public offering of our Class A ordinary shares and should be read together with the registration statement on Form F - 1 (including a preliminary prospectus) (the “Registration Statement”) (File No . 333 - 287306 ) we filed with the Securities and Exchange Commission (the “SEC") for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 2047148 / 000121390025058248 /ea 0229974 - 10 . htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriters will arrange to send you the prospectus if you contact Kingswood Capital Partners, LLC, 126 East 56 th Street, Suite 22 S, New York, NY 10022 , by telephone at + 1 732 . 910 . 9692 or by email at ttian@kingswoodus . com, or contact CTW Cayman via email at investors@ctw . inc .

Disclaimer 3 Cautionary Note Regarding Forward - Looking Statements This presentation by CTW Cayman (the “Company”, “We” or “Our) contains forward - looking statements . All statements other than statements of historical facts contained in this presentation, including without limitation statements regarding our future results of operations and financial position, future revenue, timing, progress and expected results of our services and products, business strategy, prospects, research and development costs, timing and likelihood of success, the size of the market opportunities, as well as plans and objectives of management for future operations, are forward - looking statements . These statements involve known and unknown risks, uncertainties and other important factors that are in some cases beyond our control and may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward - looking statements . The words “anticipate,” “believe,” contemplate,” “continue” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these terms or other similar expressions are intended to identify forward - looking statements, although not all forward - looking statements contain these identifying words . The forward - looking statements in this presentation are only predictions and represent our views as of the date of this presentation . Although we believe the expectations reflected in such forward - looking statements are reasonable, we cannot guarantee that the future results, advancements, discoveries, levels of activity, performance or events and circumstances reflected in the forward - looking statements will be achieved or occur . The forward - looking statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to : assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items ; our ability to execute our growth, and expansion, including our ability to meet our goals ; current and future economic and political conditions ; our capital requirements and our ability to raise any additional financing which we may require ; our ability to attract clients and further enhance our brand recognition ; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business ; the COVID - 19 pandemic ; and other assumptions described in this prospectus underlying or relating to any forward - looking statements . Accordingly, readers should not rely upon forward - looking statements as predictions of future events . Except as required by applicable law, we undertake no obligation to update publicly or revise any forward - looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise . No representations or warranties (expressed or implied) are made about the accuracy of any such forward - looking statements . We operate in a very competitive and rapidly changing environment . New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the forward - looking events and circumstances described in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements contained in this presentation . Market & Industry Data This presentation contains information derived from various public sources and certain information from an industry report commissioned by us and prepared by Frost & Sullivan, a third - party industry research firm, to provide information regarding our industry and market positions . This information involves a number of assumptions and limitations, and you are cautioned not to place undue reliance on these estimates . We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports . The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors . These and other factors could cause results to differ materially from those expressed in these publications and reports . Registration Statement We have filed a registration statement on Form F - 1 (including a preliminary prospectus) with the SEC for the offering of securities to which this presentation relates, and such registration statement has not become effective . These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective . This presentation shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . Before you invest, you should read the preliminary prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering . You may get these documents for free by visiting the SEC website at http : //www . sec . gov . Alternatively, copies of the prospectus may be obtained from Kingswood Capital Partners, LLC, Attention : Kingswood Capital Partners, LLC, 126 East 56 th Street, Suite 22 S, New York, NY 10022 , by telephone at + 1 732 . 910 . 9692 or by email at ttian@kingswoodus . com .

Offering Summary 4 CTW Cayman Issuer Nasdaq Capital Market / CTW Exchange & Ticker • 48,000,000 Class A Ordinary Shares • 12,000,000 Class B Ordinary Shares Pre - offering Shares Outstanding Approximately $15,000,000 to $18,000,000 (excluding over - allotment option) Estimated Offering Size 3,000,000 Class A Ordinary Shares Shares Offered 450,000 Class A Ordinary Shares (equal to 15% of shares offered) Overallotment Option $5.00 ~ $6.00 per Class A Ordinary Share Offering Price Range • Approximately 85% for our global market expansion • Approximately 15% for working capital and general corporate purposes. Use of Proceeds 180 days Lock - Up Kingswood Capital Partners, LLC, TFI Securities and Futures Limited Underwriters

ۯęɦǻɕʱ̅ʒۯ̅ʱ˾ɦۯÅŷ ֱ ɂǻͧɦɕۯ ¡ƛĤęՁۯǻ˾ɦۯŷˠǻ͸ʇ̖͔˾ۯI̖˾͋ǻ̅Ϥ 5

Agenda 1. Overview of CTW 2. Our Performance 3. Our Edge 4. Our Game Plan 5. Appendix 6

7 CTW at a Glance Games since 2013 Strong game portfolio KPI statistics 7 Established in Tokyo, Japan FY 2024 Revenue: $68.4M Countries with paid users 1 : 171 28 games in operation 2 19 new games in backlog 2 9 games in pre - registration 2 Cumulative active users 3 : 126M MAU 3 : ~3.3M ARPMAU 3 : $2.50 G123: Global Game Platform (1) As of January 31, 2025, (2) As of May 2025, (3) For the six months ended January 31, 2025

8 Investment Highlights CTW stands out in the large and fast - growing gaming market as a unique IP game platform offering an attractive combination of high margin, low risk, and scalable sustainable growth Strong consumer interest in Japanese anime brings CTW huge growth potential as a leading globally accessible, web - based gaming platform focusing on Japanese IP franchises CTW’s long - standing relationships with IP holders and high success rate enable robust game pipeline: 28 games on platform with 19 new games in backlog (9 in pre - registration) 1 CTW leverages AI - driven technologies to improve operating efficiency and long - term success, particularly in optimizing ROAS , enhancing gamer support , and streamlining game localization across its G123 platform CTW is pursing growth through multiple vectors: global expansion and a strong IP acquisition plan in the pipeline, plus new capabilities within or outside of our immediate ecosystem CTW is profitable and is well - positioned for long - term growth and sustainability (1) As of January 31, 2025,

Agenda 1. Overview of CTW 2. Our Performance 3. Our Edge 4. Our Game Plan 5. Appendix 9

User Base Growth Our paying user base grew by 203% from 121,835 in 2021 to 368,568 in 2024 10 MAU In ‘ 000 CUMULATIVE ACTIVE USERS In millions 2,171 2,302 3,270 FY23 FY24 FY25H1 47 63 77 FY23 FY24 FY25H1 PMAU In ‘ 000 Our average MAU grew by 140% from 958,578 in 2021 to 2,301,929 in 2024 Mid - Term Scaling 191 214 126 2 FY23 FY24 FY25 H1

11 Vibrant Global Community of Gamers & Anime Fans Where do G123 gamers play? (1) For the year ended July 31, 2024, (2) For the six months ended January 31, 2025 Japan 71% U.S.A 6% South Korea 11% Taiwan 4% Hong Kong 1% Canada 1% In - game Purchases by Country 2 x Paying users from 171 countries in 2025 2 , as compared to 159 in 2024 1 x Growing revenue contribution from outside of Japan: 19% in 2024 1 to 29% in 2025 2 x Localized for major l anguages in Asia, America, and Europe x Compatible with leading international payment platforms

$1.49 $1.57 Customer Acquisition Cost (CAC) Average In- Game Purchases Per Created User 106% Return on Ads Spent (ROAS) 1 12 (1) For the six months ended January 31, 2025 1 1 Platform Engagement… $2.50 Avg. In - game Purchase Per Monthly Active User (ARPMAU) 1 $106.77 Avg. In - game Purchase Per Paid Monthly Active User (ARPPMAU) 1 1.5 hours Avg. Daily Time Spent on Platform per Daily Active User 1 …Drives Unit Economics (1) For the six months ending January 31, 2025 60.7% 38.5% RETENTION RATE FOR PAYING USERS Day 1 Day 7 1 1

13 Financial Highlights Net Income ($M) Revenue ($M) Period 3.4 62.9 FY2023 6.0 68.4 FY2024 4.0 33.4 FY2024 H1 (unaudited) 0.6 41.2 FY2025 H1 (unaudited) Revenue grew 8.7% YoY in FY2024 and accelerated to 23.2% YoY growth in the first half of FY2025

Agenda 1. Overview of CTW 2. Our Performance 3. Our Edge 4. Our Game Plan 5. Appendix 14

15 Turning High Quality Japanese IP into Exciting Video Games Established partnerships with 33 renowned Japanese animation holders 1 46 IP licenses obtained from rights holders to distribute 29 games 1 (with additional IPs to be launched in remainder of 2025 through 2027) Top - Tier IP Quality Marketability Value Strong IP Acquisition Plan High Quality Video Games (1) As of January 31, 2025 Leverage established fan base of the original IPs Foundation for attracting end - users/gamers, enhancing user engagement, and driving in - game purchases Provide privileged access to iconic characters and storylines

16 Globally Recognized IP Franchises on Our Platform Dor ae mon Queen’s Blade Negima ! Magister Negi Magi Game of Thrones High School DxD Arifureta Vivid Army Kakegurui So I’m a Spider, So What? Legend of the Galactic Heroes

Data - driven ROAS Optimization 17 x Analyze user behavior acquired at each touch - point x Support and maximize monetization opportunities x Optimize platform for best user acquisition x Utilize ROAS performance to accelerate user conversion rate and topline growth x Accelerate growth via fast game monetization and topline cost control x Driven by user engagements and experiences x Invest in marketing activities year - round x Invest in high growth drivers Marketing Funds ROI driven model underpins our scalability High ROAS + Efficient User Acquisition = Growth in In - game Purchases Growth Acceleration 106% ROAS 1 (1) For the six months ended January 31, 2025 Marketing Intelligence User Acquisition CAC 1 $1.49 New User Revenue 1 $1.57

Technology Enhanced Operations 18 Project Management System Creative Operation System Localization Tool Ad Management System Customer Support System

Agenda 1. Overview of CTW 2. Our Performance 3. Our Edge 4. Our Game Plan 5. Appendix 19

20 Multiple Levers for Continued Growth IP Acquisitions • New genres • New regions • IP remix Continuing to invest in high quality IPs and top tier developers Developer Expansion • Global expansion • New collaborations 19 new games in backlog, including 9 already in pre - registration Overseas is leading anime growth, particularly U.S., Europe, other Asia AI - driven Technologies • ROAS optimization • Accelerate development and launch of games Global Reach • Global market expansion • Enhanced brand visibility Product Content Leveraging advanced AI - driven technologies and introducing value - added services Expanding in - house capabilities to gain more control over ecosystem New Capabilities • Gateway & payment hubs • Virtual in - game currencies Other Capabilities Additional • Specialty content makers • Ecosystem players

Recent Releases 21 Robust Pipeline of New Titles Drives Growth October 2024 April 2025 January 2025 February 2025 15 new games launched during fiscal 2024 9 new games in pre - registration 1 Upcoming: Doraemon Comic Traveler Upcoming: I 've Been Killing Slimes for 300 Years: Witchcraft $1 - 2M average in - game purchases per month for new title in 2025 April 2025 $12.6 million of in - game purchases collectively generated during the year 10 new games launched between Feb 2024 and Jan 2025 $12.9 million of in - game purchases generated during first six months of fiscal 2025 Upcoming Releases Upcoming: Kakegurui 19 new games in backlog 1 (1) As of January 31, 2025

Recent: So I'm a Spider, So What? Ruler of the Labyrinth 22 Launched October 2024 $1.4 million i n - game purchases in first full month of operation 858,245 active users through January 31, 2025 $6.5 million total revenue in first ~3 months of launch

Thank You Prepared by CTW Cayman FNK IR – Matt Chesler, CFA investor@ctw.inc Kingswood Capital Partners, LLC +1 732 910 9692 ttian@kingswoodus.com 23

Agenda 1. Anime Game Market 2. Our Edge 3. Our Performance 4. Our Game Plan 5. Appendix 24

25 KPIs For the Years Ended For the Six Months Ended July 31, January 31, (unaudited) 2023 2024 2024 2025 81,388,946 $ 84,461,982 $ 41,929,805 $ 49,125,267 $ Gross in - game purchase amount 13,541 16,446 15,966 16,373 Paying daily active users (“PDAUs”) 189,985 197,100 179,892 247,379 Daily active users (“DAUs”) % 7.13% 8.34% 8.88% 6.62 PDAUs to DAUs ratio 47,088 62,621 54,978 76,684 Paying monthly active users (“PMAUs”) 2,170,678 2,301,929 2,077,715 3,269,618 Monthly active users (“MAUs”) % 2.17% 2.72% 2.65% 2.35 PMAUs to MAUs ratio % 28.76% 26.26% 29.04% 21.35 DAUs to MAUs ratio % 8.75% 8.56% 8.66% 7.57 PDAUs to PMAUs ratio 16.47 $ 14.07 $ 14.27 $ 16.31 $ ARPPDAU 1.17 $ 1.17 $ 1.27 $ 1.08 $ ARPDAU 144.04 $ 112.40 $ 127.11 $ 106.77 $ ARPPMAU 3.12 $ 3.06 $ 3.36 $ 2.50 $ ARPMAU % 71.7% 62.7% 66.52% 60.74 Day 1 retention rate for paying users % 49% 41% 46.33% 38.47 Day 7 retention rate for paying users % 27.9% 21.3% 25.46% 18.47 Day 30 retention rate for paying users % 5.2% 6.2% 6.32% 5.86 Day 1 retention rate for active users % 2.1% 2.4% 2.57% 2.16 Day 7 retention rate for active users % 0.9% 0.9% 1.08% 0.85 Day 30 retention rate for active users % 130.3% 99.3% 96.6% 105.8 Return on advertisement spend (“ROAS”)

26 Condensed Balance Sheets As of July 31, As of July 31, As of January 31, 2023 2024 2025 (unaudited) 17,402,382 $ 18,158,229 $ 18,908,862 $ Total current assets 38,284,000 43,942,507 43,380,576 TOTAL ASSETS 11,856,546 12,012,879 12,416,915 Total current liabilities 19,400,673 20,103,053 19,441,257 TOTLA LIABILITIES 18,883,327 23,839,454 23,939,319 Total shareholder's equity 38,284,000 $ 43,942,507 $ 43,380,576 $ TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY

27 Statements of Comprehensive Income For the Year Ended For the Year Ended For the Six Months Ended July 31, 2023 July 31, 2024 January 31, 2025 (unaudited) 62,944,073 $ 68,424,577 $ 41,213,907 $ Revenue Cost and expenses: 17,049,167 16,211,779 9,942,740 Cost of revenue 4,473,647 5,177,570 4,507,982 General & administrative expenses 2,913,436 952,440 1,322,913 Research & development expenses 32,919,491 39,426,506 25,982,034 Sales and marketing expenses 57,355,741 61,768,295 41,755,669 Total cost and expenses 5,588,332 6,656,282 (541,762) Income (loss) from operation (351,774) 1,539,945 796,240 Other income (expense), net 5,236,558 8,196,227 254,478 Income before income tax expense 1,838,174 2,218,588 (384,307) Income tax expense (benefit) 3,398,384 5,977,639 638,785 Net income (1,151,842) (1,021,512) (566,536) Other comprehensive income 2,246,542 $ 4,956,127 $ 72,249 $ Total comprehensive income Earnings per share 3,398,384 $ 5,977,639 $ 638,785 $ Basic and Diluted n/a $ 0.10 $ 0.01 $ Basic and Diluted - Pro Forma* Weighted average number of ordinary shares 1 1 1 Basic and Diluted n/a 60,000,000 60,000,000 Basic and Diluted - Pro Forma* *:Pro forma weighted average number of ordinary shares and pro forma earnings per share given effect to the share restructure .

28 Key Definitions References in this presentation to : “Active User” are to any user that spend at least one (1) minute on G 123 . jp platform during the applicable period . Active users are calculated based on cookie - based uniqueness, meaning that a user who accesses the platform on multiple devices or browsers will be counted as a single active user “ARPMAU” are to average in - game purchase amount per monthly active user during a given period, calculated by dividing the total in - game purchase amount in a given period generated on our G 123 . jp platform by the average number of monthly active users, which is averaged over each month by further dividing by the number of months in the respective period “ARPPMAU” are to average in - game purchase amount per paying monthly active user during a given fiscal year, calculated by dividing the total in - game purchase amount in a given fiscal year by the average number of paying monthly active users, which is averaged over each month by further dividing 12 “MAUs” are to monthly active users, which is a performance indicator that captures the number of Active Users who accessed our G 123 . jp platform at least once during the preceding 30 - day period . MAUs for a given period is the average MAUs across all months in the respective period, which is calculated by summing the number of MAUs for each month during the given period and dividing the total by the number of months in the respective period “ Paying User” are to any user that makes at least one in - game purchase of no less than US $ 0 . 01 during the applicable period ; “PMAUs” are to paying monthly active users, which is a performance indicator that captures the number of users who made at least one in - game purchase, and have spent at least one (1) minute on G 123 . jp platform during the preceding 30 - day period . PMAUs for a given period is the average PMAUs across all months in the respective period, which is calculated by summing the number of PMAUs for each month during the given period and dividing the total by the number of months in the respective period ; “ROAS” are to return on advertisement spending based on created users, calculated by dividing average in - game purchase amount per created user divided by average advertising expenses per created user during the applicable period “Gross in - game purchase amount” means the total in - purchase amounts, or top - ups, paid by end - users for games on G 123 . jp platform . “Retention rate” measures the percentage of users who return to the same game on a specific day (e . g . Day 1 , Day 7 and Day 30 ) after their initial engagement . Platform retention rate is the average of the per - game retention rate of each day during a given period .